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                                                                 EXHIBIT 99.1


Press Release

Community First, Inc.
October 28, 2005

COMMUNITY FIRST, INC. continues rapid growth, ending the quarter with $311,580,000 in total assets; market share continues to grow in Maury County.

Marc R. Lively, President and Chief Executive Officer for Community First, Inc., the holding company for Community First Bank & Trust, reported net income for the nine months ended September 30, 2005 of $1,818,000, or $0.63 basic earnings per common share, up 22.0% from $1,490,000, or $0.55 basic earnings per common share, for the same period of 2004. Diluted earnings per common share for the same period of 2005 and 2004 were $0.61 and $0.53, respectively. Asset growth for the quarter was $27,217,000 versus $6,794,000 for the same period of 2004. Total assets have increased to $54,238,000 as of September 30, 2005, a 21.1% growth from December 31, 2004. Loans, net of loan loss reserve, as of September 30, 2005 were $254,589,000, a 22.3% increase from December 31, 2004. Total deposits as of September 30, 2004 reached the $270,808,000 level, showing 21.0% growth from December 31, 2004.

"We are extremely pleased with our results from the first nine months of 2005," reported Lively. "We are continuing to experience solid growth in both Maury County and Williamson County. According to the most recent information from the FDIC, we now possess a 23.6% deposit market share in Maury County making us the second largest bank in the county." The Bank also recently received approval from the FDIC and the Tennessee Department of Financial Institutions to establish a branch in Cool Springs which is scheduled to open early next year.

"The Bank's expansion into the Williamson County market is fully underway," commented Lively. "We added a team of banking veterans and are enjoying positive results."

"We also successfully launched a new investment division within the Bank, called Community First Investment Service Group, to provide access to a fully array of investment products and services such as mutual funds, insurance, and financial planning," Lively added.

Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee commercial bank with four offices in Maury County. The Bank also operates 11 ATM's in the county. The bank provides a comprehensive line of banking services to consumers and businesses in the middle Tennessee area.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future expenses and revenue and the future prospects of the company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release; the company assumes no obligation to update any forward-looking statement.